BARNES GROUP INC.

NON- EMPLOYEE DIRECTOR DEFERRED STOCK PLAN
as amended and restated on December 31, 2008, effective on that date

Section 1: Establishment of Plan

The purpose of this Plan is to provide a means through which Directors of the Company may share in its long-term growth by acquiring a common stock ownership in the Company. The Plan was adopted by the Board of Directors in 1989 and was amended in 1994. A participant’s right to shares granted under the Plan before July 16, 2003 was earned and vested within the meaning of Treasury Regulation section 1.409A- 6(a)(2) when the participant was elected to the Board of Directors. On July 16, 2003 the Plan was amended to require that any directors elected after that date satisfy a vesting requirement of three years’ service in order to vest in shares granted to them under the Plan. The Plan was further amended on December 15, 2005 by the Committee to stop any further grants of rights to acquire shares under the Plan, and on February 16, 2006 that amendment was ratified by the Board of Directors. No new directors were elected to the Board of Directors after July 16, 2003 and on or before December 15, 2005, when the Plan was amended to stop any further grants of rights to acquire shares under the Plan. Accordingly, all rights to acquire shares under the Plan were granted before July 16, 2003 and thus were earned and vested before January 1, 2005 for purposes of Treasury Regulation section 1.409A-6(a)(2). The Plan was further amended on December 31, 2007 to adopt the alternative method of identifying “specified employees” and the “specified employee effective date” that are incorporated in Section 9.2 hereof. The Plan was further amended and restated on December , 2008 to add provisions that are intended to clarify that any Dividend Equivalents that are not considered earned and vested before January 1, 2005 under Treasury Regulation section 1.409A-6(a)(2) qualify as short-term deferrals under Treasury Regulation section 1.409A-1(b)(4) and comply with Section 409A of the Internal Revenue Code and the Treasury Regulations and official guidance thereunder.

Section 2: Definitions

When used in this Plan, the following terms shall have the definitions set forth in this section:

2.1    “AAA” shall have the meaning set forth in Section 6 hereof.

2.2	“Board of Directors” shall mean the Board of Directors of Barnes Group Inc.

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2.3    “Change-in-Control” shall have the meaning set forth in the Barnes Group Inc. Employee Stock And Ownership Program, as amended and in effect from time to time.

2.4	“Committee” shall have the meaning set forth in Section 3.4 hereof.

2.5	“Company” shall mean Barnes Group Inc.

2.6	“Delivery Date” shall have the meaning set forth in Section 4.1 hereof.

2.7	“Director” shall mean a member of the Board of Directors who is not an executive officer of the Company.

2.8	“Disability” shall have the meaning set forth in the Company’s long-term disability plan.

2.9	“Grant Date” shall have the meaning set forth in Section 3.1 hereof.

2.10	“Shares” shall have the meaning set forth in Section 3.1 hereof.

Section 3: Deferred Stock Grant

3.1    Each Director shall be granted as of the date of election to the Board of Directors (the “Grant Date”) the right to receive, without payment to the Company and at the applicable time or times provided by Section 4 hereof, 6,000 shares of the common stock of the Company (the “Shares”). A Director shall have no rights as a stockholder of the Company with respect to any of the Shares until the Shares are delivered to the Director pursuant to Section 4 hereof.

3.2    If the number of outstanding shares of common stock of the Company is changed as a result of a stock dividend, stock split, reverse stock split or the like without additional consideration to the Company, the number of Shares shall be adjusted to correspond to the change in the outstanding shares of common stock; and in the case of any reorganization or recapitalization of the Company (by reclassification of its outstanding common stock or otherwise), or its consolidation or merger with or into another corporation, or the sale, conveyance, lease or other transfer by the Company of all or substantially all of its property, pursuant to any of which events the then outstanding shares of common stock are combined, or are changed into or become exchangeable for other shares of stock or property, the Director shall be entitled to receive, in lieu of the Shares that s/he would otherwise be entitled to receive and without any payment, the shares of stock or property which the Director would have received upon such reorganization, recapitalization, consolidation, merger, sale or other transfer, if immediately prior thereto s/he had owned the Shares that s/he would otherwise be entitled to receive pursuant to this Plan and had exchanged such Shares in accordance with the terms of such reorganization, recapitalization, consolidation, merger, sale or other transfer.

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3.3    In no event (a) may the Director sell, exchange, transfer, assign, pledge, hypothecate, mortgage or dispose of the right to receive the Shares or any interest therein, nor (b) shall the right to receive the Shares or any interest therein be subject to anticipation, attachment, garnishment, levy, encumbrance or charge of any nature, voluntary or involuntary, by operation of law or otherwise. Any attempt, whether voluntary or involuntary, to sell, exchange, transfer, assign, pledge, hypothecate, mortgage, dispose, anticipate, attach, garnish, levy upon, encumber or charge the right to receive the Shares or any interest therein shall be null and void and the other party to the transaction shall not obtain any rights to or interest in the Shares. The foregoing sentences in this Section 3.3 shall not prevent the assignment or transfer of the right to receive the Shares and any interest therein by will or applicable laws of descent and distribution, or prevent the Director from designating one or more beneficiaries to receive the Shares in the event of his or her death; provided, that such designation shall have been received in writing by the Company before such death and the last such designation shall be controlling.

3.4    Notwithstanding Section 3.1, if the Director’s service as a director of the Company continues until the date on which a Change-in-Control occurs, the Director shall have the right immediately to receive the Shares. However, if such Change-in-Control occurs less than six months after the Grant Date and the Compensation and Management Development Committee of the Board of Directors (the “Committee”) (other than the Director, if s/he is a member thereof) requests in writing before the date of such Change-in-Control that the Director agree in writing to remain a director of the Company through the date which is six months after the Grant Date with substantially the same title, duties, authority, compensation and indemnification as on the day immediately preceding the Change-in-Control, then in that event the Director shall have the right to receive the Shares pursuant to this Section 3.4 only if the Director executes such written agreement and delivers it to the Company not later than one week after the date of such Change-in-Control, in which case the Director shall have the right to receive the Shares when the Director delivers such written agreement or, if later, on the date on which such Change-in-Control occurs.

3.5    If the Director, at any time before the Shares are delivered: (i) directly or indirectly, whether as an owner, partner, shareholder, consultant, agent, employee, investor or in any other capacity, accepts employment with, renders services to or otherwise assists any other business which competes with the business conducted by the Company or any of its subsidiaries, during the Director’s last two years with the Company or any of its subsidiaries; (ii) directly or indirectly, hires or solicits or arranges for the hiring or solicitation of any employee of the Company or any of its subsidiaries on behalf of any business or enterprise other than the Company or a subsidiary, or encourages any such employee to leave such employment; (iii) uses, discloses, misappropriates or transfers confidential or proprietary information concerning the Company or any of its subsidiaries

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(except as required by the Director’s work responsibilities with the Company or any of its subsidiaries); (iv) is convicted of a crime against the Company or any of its subsidiaries; or (v) engages in any activity in violation of the policies of the Company or any of its subsidiaries, including without limitation the Company’s Code of Business Ethics and Conduct, or, at any time, engages in conduct adverse to the best interests of the Company or any of its subsidiaries; then should any of the foregoing events occur, the right to receive the Shares and any interest therein and any future dividend equivalents shall be forfeited unless the Committee (other than the Director, if s/he is a member thereof), in its sole discretion, elects otherwise. The provisions of this Section 3.5 are in addition to any other agreements related to non-competition, non-solicitation and preservation of Company confidential and proprietary information entered into between the Director and the Company, and nothing herein is intended to waive, modify, alter or amend the terms of any such other agreement.

Section 4: Delivery of the Shares

4.1    The Shares shall be delivered to each Director by, at the Director’s election, issuance of a stock certificate for the Shares or entry of a credit for the Shares in a book entry account in the Director’s name either on the first business day of the month immediately following his/her termination as a Director (the “Delivery Date”) or, at the election of the Director, on the fifth anniversary of the Delivery Date (or if such date is not a business day, on the first business day thereafter) or in five annual installments (as equal as practical, rounded to the nearest whole share, and not more in the aggregate than the total number of Shares that the Director is entitled to receive) commencing on the Delivery Date. The aforesaid election shall be made by a newly elected Director within thirty days after election to the Board of Directors.

4.2    A Director who is first elected after July 16, 2003 shall meet a minimum service requirement of three continuous years as a member of the Board of Directors, beginning on the Grant Date and ending on the third anniversary thereof, in order to receive 6,000 Shares. If such Director’s service is terminated due to a reason other than death or Disability, before the expiration of such minimum service period, then a prorata portion of the Shares, based on the Director’s period of service and rounded to the nearest number of whole shares, shall be delivered in accordance with this Section 4. Such prorata portion shall be the number of Shares equal to 6,000 multiplied by a fraction which shall not exceed the number one (1), the numerator of which shall be the number of months elapsed from the Grant Date until the date of such termination of service and the denominator of which fraction shall be the number 36.

4.3    In the event of the death of a Director prior to earning 6,000 Shares, 6,000 Shares shall be delivered to the beneficiary designated by the Director or, in the absence of such designation, to the Director’s estate. In the event of the Disability of a Director prior to earning 6,000 Shares, 6,000 Shares shall be delivered to such Director.

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4.4    Regardless of any election by a Director to defer delivery of the Shares, the Committee may in its sole discretion deliver to the Director all of the Shares that the Director is entitled to receive at any time on or after the Delivery Date.

4.5	The Shares shall be Treasury shares.

Section 5: Dividend Equivalents

5.1    The grant of the right to receive the Shares shall also entitle the Director to receive Dividend Equivalents. On each date on which a dividend (other than a common stock dividend) is paid to the holders of common stock the record date of which falls during the period commencing on the Grant Date and ending on the date when the Shares are delivered pursuant to Section 4 hereof, the Company shall pay the Director an amount of money determined by multiplying (a) the number of the Shares that the Director is entitled to receive, times (b) the dividend per share paid on such dividend payment date. However, if the dividend is paid in property other than cash or common stock, the amount of money to be paid to the Director in respect of such dividend shall be determined by multiplying (i) the number of the Shares that the Director is entitled to receive, times
(ii) the fair market value on such dividend payment date of the property that was paid per share of common stock as a dividend on such dividend payment date. For the avoidance of doubt, the Director’s entitlement to be paid Dividend Equivalents pursuant to the preceding provisions of this Section 5.1 on any dividend payment date the record date of which precedes the Delivery Date is (and always has been) contingent on the Director’s service as a Director continuing until the first day of the month in which such record date occurs, except in the case of a record date which both precedes the Delivery Date and falls in the same month as the Delivery Date, in which case the Director’s entitlement to be paid Dividend Equivalents pursuant to the preceding provisions of this Section 5.1 on the dividend payment date for such record date is (and always has been) contingent on the Director’s service as a Director continuing until the first day of the month before the month in which such record date occurs. Notwithstanding anything to the contrary herein, the Director shall not be required to reimburse the Company for any dividend equivalents previously paid to the Director with respect to Shares that are not delivered to the Director pursuant to Section 4.2 hereof.

5.2    At the election of a Director, which election may be changed from time to time, the Dividend Equivalents may be paid in cash or invested in the Company’s common stock through an arrangement similar to the Company’s plan for dividend investment. For the avoidance of doubt, no such election of the medium of payment may change the time or form of payment of any Dividend Equivalents.

5.3    A Director who subsequently becomes an employee of the Company before the Delivery Date shall be entitled to continue to receive Dividend Equivalents.

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Section 6: Interpretation

The Committee (other than the Director, if s/he is a member thereof) shall interpret and construe this Plan and make all determinations thereunder, and any such interpretation, construction or determination by the Committee shall be binding and conclusive on the Company and the Director and on any person or entity claiming under or through either of them.

Any claim, demand or controversy arising from such interpretation, construction or determination by the Committee shall be submitted first to a mediator in accordance with the rules of the American Arbitration Association (“AAA”) by submitting a mediation request to the Corporate Secretary of the Company within thirty (30) days of the date of the Committee’s interpretation or construction. The mediation process shall conclude upon the earlier of: (a) the resolution of the dispute; (b) a determination by either the mediator or one or more of the parties that all settlement possibilities have been exhausted and there is no possibility of resolution; or (c) thirty (30) days have passed since the filing of a request to mediate with the AAA. A party who has previously submitted a dispute to mediation, and which dispute has not been resolved, may submit such dispute to binding arbitration pursuant to the rules of the AAA. Any arbitration proceeding for such dispute must be initiated within fourteen
(14) days from the date that the mediation process has concluded. The prevailing party shall recover its costs and reasonable attorney’s fees incurred in such arbitration proceeding. The Director and the Company specifically understand and agree that the failure of a party to timely initiate a proceeding hereunder shall bar the party from any relief or other proceeding and any such dispute shall be deemed to have been finally and completely resolved. All mediation and arbitration proceedings shall be conducted in Bristol, Connecticut or such other location as the Company may determine and the Director agrees that no objection shall be made to such jurisdiction or venue, as a forum non conveniens or otherwise. The arbitrator’s authority shall be limited to resolution of the legal disputes between the parties and the arbitrator shall not have authority to modify or amend this Plan or the Committee’s interpretation or construction thereof, or abridge or enlarge rights available under applicable law. Any court with jurisdiction over the parties may enforce any award made hereunder.

Section 7: Amendment and Termination; Term

7.1    The Committee may at any time terminate this Plan and it may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, this Plan in whole or in part; provided, that any such amendment of this Plan shall be contingent on obtaining the approval of the stockholders of the Company if the Committee determines that such approval is necessary to comply with any requirement of law, including the rules of any stock exchange, stock market or automated quotation system on which the Company’s equity securities are traded or quoted.

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7.2    The expiration of this Plan, after which no rights to Shares may be granted hereunder, shall be December 15, 2005; provided, that the administration of this Plan shall continue in effect until all matters have been settled relating to the delivery of Shares for which rights have been previously granted.

Section 8: General

8.1    The Company will make reasonable efforts to comply with all applicable federal and state securities laws. However, the Company will not issue any Shares pursuant to this Plan if their issuance would result in a violation of any such law. If at any time the Committee (other than the Director, if s/he is a member thereof) shall determine, in its discretion, that the listing, registration or qualification of any Shares subject to this Plan upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of rights under this Plan or the issue of the Shares, no rights under the Plan may be exercised and the Shares may not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee and any delay caused thereby shall in no way affect the minimum service requirement described in Section 4.2.

8.2    By accepting the right to receive the Shares and Dividend Equivalents, the Director recognizes and agrees that the Company, its stockholders and its subsidiaries, and each of their officers, directors, agents and employees, including but not limited to the Board and the Committee, in their oversight or conduct of the business and affairs of the Company and its subsidiaries, or, in the exercise by the Company’s stockholders of their voting rights, may in good faith act or omit to act, or cause the Company and/or a subsidiary to act or omit to act, in a manner that will, directly or indirectly, prevent all or part of the Shares or Dividend Equivalents from becoming deliverable. No provision of this Plan shall be interpreted or construed to impose any liability upon the Company, any stockholder of the Company, any subsidiary, or any officer, director, agent or employee of the Company or any subsidiary, or the Board or the Committee, for any forfeiture of the Shares or Dividend Equivalents or any interest therein that may result, directly or indirectly, from any such action or omission, or shall be interpreted or construed to impose any obligation on the part of any such entity or person to refrain from any such action or omission.

8.3    This Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

Section 9: Certain 409A Provisions

9.1    Notwithstanding any provision of this Plan to the contrary, (a) no “distributions” (within the meaning of Treasury Regulation section 1.409A- 1(c)(3)(v)) of deferred

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compensation that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) may be made pursuant to this Plan to a “specified employee” (within the meaning of Treasury Regulation section 1.409A-1(i))(“Specified Employee”) due to a separation from service as defined in Treasury Regulation section 1.409A-1(h) (“Separation from Service”) before the date that is six months after the date of such Specified Employee’s Separation from Service (or, if earlier than the end of the six month period, the date of his or her death); and (b) any distribution that, but for the preceding clause (a), would be made before the date that is six months after the date of the Specified Employee’s Separation from Service shall be paid on the first day of the seventh month following the date of his or her Separation from Service (or, if earlier, within 14 days after the date of his or her death). For the avoidance of doubt, the preceding sentence shall apply to any amount (and only to any amount) to be paid pursuant to this Plan to which Code Section 409A(a)(2)(B)(i) (relating to Specified Employees) applies, and shall not apply to any amount to be paid pursuant to this Plan if and to the extent that such amount is not subject to Section 409A of the Code for any reason, including, without limitation, Treasury Regulation section 1.409A-1(b)(4) (relating to short-term deferrals) or the “grandfather” rules incorporated in Treasury Regulation section 1.409A-6(a).

9.2    If at any time during the 12-month period ending on any “specified employee identification date”, which shall be December 31, a person who participates in or has any legally binding right, contingent or otherwise, under this Plan (a “Plan Participant”), is in Salary Grade 20 or above or meets the requirements of Code section 416(i)(1)(A)(ii) or (iii) (applied in accordance with the Treasury Regulations thereunder and disregarding Code Section 416(i)(5)), then the Plan Participant shall be treated as a Specified Employee for purposes of Section 9.1 above for the entire 12- month period beginning on the “specified employee effective date”, which shall be the January 1 that immediately follows such specified employee identification date, unless the Board of Directors or the Committee at any time prescribes a different method of identifying service providers who will be subject to the six month delay required by Section 409A(a)(2)(B)(i) of the Code (the “Six Month Delay”) in accordance with Treasury Regulation section 1.409A-1(i) or the transition rules and official guidance under Code Section 409A (a “Different Identification Method”) or elects a different specified employee identification date or specified employee effective date or makes any other election that may be made in accordance with Treasury Regulation section 1.409A-1(i) or the transition rules and official guidance under Code Section 409A (a “Different Election”), in which case whether the Plan Participant shall be treated as a Specified Employee shall be determined in accordance with any such Different Identification Method so prescribed and any such Different Election so made by the Board of Directors or the Committee. By participating or continuing to participate in this Plan or accepting any legally binding right under this Plan, the Plan Participant irrevocably
(a) consents to any such Different Identification Method that the Board of Directors or Committee may prescribe at any time and any such Different Election that the Board of Directors or Committee may make at any time for purposes of identifying the service providers who will be subject to the Six Month Delay with respect to payments under this

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Plan, and (b) agrees that the Plan Participant’s consent to any such Different Identification Method or Different Election shall be as effective as if such Different Identification Method or Different Election were fully set forth herein, and (c) waives any right he or she may have to consent to the Different Identification Method or Different Election in question if for any reason the Plan Participant’s consent to such Different Identification Method or Different Election is not legally effective.

9.3    A Director’s right to any series of payments of Dividend Equivalents pursuant to this Plan shall be treated as a right to a series of separate payments within the meaning of Treasury Regulation section 1.409A-2(b)(2)(iii), including without limitation for purposes of the short-term deferral rule set forth in Treasury Regulation section 1.409A-1(b)(4).

9.4    Any Shares and Dividend Equivalents payable under this Plan that were “grandfathered” from Section 409A of the Code under Treasury Regulation section 1.409A-6(a) or otherwise before this Plan was amended on December , 2008, including without limitation any Shares that have been deferred under this Plan and any Dividend Equivalents that are payable after the Delivery Date, are intended to maintain their “grandfathered” status on and after December , 2008, and any Dividend Equivalents that are payable before the Delivery Date are intended to qualify as “short-term deferrals” under Treasury Regulation section 1.409A-1(b)(4) and/or as amounts that are payable on a fixed schedule within the meaning of Treasury Regulation section 1.409A-3(i)(1), so that none of such Shares or Dividend Equivalents will be includible in any Plan Participant’s federal gross income pursuant to Section 409A(a)(1)(A) of the Code. This Plan shall be administered, interpreted and construed to carry out such intentions, and any provision of this Plan that cannot be so administered, interpreted and construed shall to that extent be disregarded. However, the Company does not represent, warrant or guarantee that any Shares or Dividend Equivalents that may be paid pursuant to this Plan will not be includible in any Plan Participant’s federal gross income pursuant to Section 409A(a)(1)(A) of the Code, nor does the Company make any other representation, warranty or guaranty to any Plan Participant as to the tax consequences of this Plan or of participation in this Plan.

Adopted by the Board of Directors on 5/18/1989
Amended on 2/18/1994 and 7/16/2003

Amended by the Board of Directors: 2/16/06, 12/31/07 and 12/31/08

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